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                                                                     EXHIBIT 8.2


        [Carrington, Coleman, Sloman & Blumenthal, L.L.P. Letterhead]




                             November 12, 1997


Tecnol Medical Products, Inc.
7201 Industrial Park Blvd.
Fort Worth, Texas 76180

Ladies and Gentlemen:

        We refer to the Agreement and Plan of Merger dated as of September 4, 1997 (the "Merger Agreement") among Kimberly-Clark Corporation, a Delaware corporation ("Parent"), Vanguard Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Sub"), and Tecnol Medical Products, Inc., a Delaware corporation (the "Company"), which provides for the merger (the "Merger") of Sub with and into the Company on the terms and conditions therein set forth, the time at which the Merger becomes effective being hereinafter referred to as the "Effective Time." Capitalized terms used but not defined herein have the meanings specified in the Merger Agreement.

        As provided in the Merger Agreement, at the Effective Time, by reason of the Merger: (i) all outstanding Shares then owned by the Company or any direct or indirect subsidiary of the Company and all outstanding Shares then owned by Parent, Sub or any other direct or indirect subsidiary of Parent (which, in each case described in clause (i), are not held on behalf of third parties) will be canceled, and no capital stock of Parent or other consideration will be delivered in exchange thereof; (ii) each then outstanding share of capital stock of Sub will be converted into one share of common stock of the Surviving Corporation; and (iii) each then outstanding Share (other than Shares canceled as described in clause (i) above) will be converted into, and become exchangeable for, 0.42 of a validly issued, fully paid and nonassessable share of Parent Common Stock (subject to adjustment in certain circumstances), including the corresponding percentage of Parent Rights, with cash being paid in lieu of fractional shares of Parent Common Stock. Accordingly, immediately following the Merger, the former holders of Shares (other than Shares described in clause (i) above) will hold Parent Common Stock issued in the Merger (and Parent Rights and cash in lieu of any fractional shares of Parent Common Stock) and the Company, as the surviving corporation, will be a wholly-owned subsidiary of Parent. The Merger and the Merger Agreement are more fully described in Parent's Registration Statement on Form S-4 (the "Registration Statement") which is being filed by Parent with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as




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Tecnol Medical Products, Inc.
November 12, 1997
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amended.  The Registration Statement includes the Proxy Statement/Prospectus
(the "Prospectus") of Parent and the Company.

         In rendering the opinions expressed below, we have relied upon the accuracy and completeness of the facts, information and representations, and the completeness of the covenants, contained in the Merger Agreement, the Prospectus and such other documents as we have deemed relevant and necessary. Such opinions are conditioned, among other things, not only upon the accuracy and completeness thereof as of the date hereof, but also the continuing accuracy and completeness thereof as of the Effective Time. Moreover, we have assumed the absence of any change to any of such instruments between the date hereof and the Effective Time.

         We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all copies submitted to us for our examination. We have also assumed: (i) that the transactions related to the Merger or contemplated with the Merger Agreement will be consummated (A) in accordance with the Merger Agreement and (B) as described in the Prospectus; (ii) that the Merger will qualify as a statutory merger under the laws of the State of Delaware; and (iii) the accuracy as of the date hereof, and the continuing accuracy as of the Effective Time, of the written statements made by executives of Parent and the Company contained in the Parent Tax Certificate and the Company Tax Certificate, respectively, and the written statements made by certain stockholders of the Company.

         In rendering the opinions expressed below, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Regulations promulgated thereunder by the United States Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations and such judicial authorities, rulings and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinions stated herein.

         Based upon and subject to the foregoing, it is our opinion, as counsel for Tecnol Medical Products, Inc., that for federal income tax purposes:

                (1) The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

                (2) No gain or loss will be recognized by Parent or the Company as a result of the Merger.


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Tecnol Medical Products, Inc.
November 12, 1997
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                (3)     No gain or loss will be recognized by the stockholders
         of the Company upon the exchange of their Shares solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock.

                (4) The aggregate tax basis of the shares of Parent Common Stock received by a stockholder solely in exchange for Shares pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Shares exchanged therefor.

                (5) The holding period for shares of Parent Common Stock received by a stockholder in exchange for Shares pursuant to the Merger will include the holding period that such Shares were held by the stockholder, provided such Shares were held as capital assets by such stockholder at the Effective Time.

                (6) A stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis in such fractional share and the amount of cash received.

         Except as expressly set forth in paragraphs (1) through (6), inclusive, you have not requested, and we do not herein express, any opinion concerning the tax consequences of, or any other matters related to, the Merger.

         The opinions set forth above may not be applicable to stockholders of the Company that received their Shares as compensation or that are foreign corporations, foreign partnerships or other foreign entities or individuals who are not citizens or residents of the United States.

         We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.

         We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement.

                                      Very truly yours,

                                      /s/   CARRINGTON, COLEMAN, SLOMAN &
                                             BLUMENTHAL, A Registered Limited
                                             Liability Partnership